                                  EXHIBIT 99.1


                                    FOR:          MERCER  INTERNATIONAL  INC.

                                    APPROVED  BY: Jimmy  S.H.  Lee
                                                  Chairman  &  President
                                                  (41)  43  344-7070
For  Immediate  Release
-----------------------
                                                   Financial Dynamics
                                                   Investors:  Eric Boyriven/
                                                               Kellie Nugent
                                                   Media:  David Schemelia
                                                   (212) 850-5600


          MERCER INTERNATIONAL INC. REPORTS 2004 FIRST QUARTER RESULTS

     NEW  YORK, NY, May 7, 2004 -- Mercer International Inc. (Nasdaq:MERCS, TSX:
MRI.U)  today  reported  results  for  the  first  quarter ended March 31, 2004.

RESULTS  OF  OPERATIONS
     Total revenues for the first quarter of 2004 increased to E52.9 million from E50.4 million in the first quarter of 2003, primarily because of higher pulp sales. Pulp and paper revenues were E49.2 million in the 2004 first quarter, versus E46.2 million in the first quarter of 2003.

     Costs of pulp and paper sales in the first quarter of 2004 increased to E46.7 million from E45.0 million in the comparative period of 2003, primarily a result of increased pulp sales volumes.

     For the 2004 first quarter, pulp sales increased to E33.9 million from E31.4 million in the same period a year ago and E34.2 million in the 2003 fourth quarter. List prices for Northern Bleached Softwood Kraft Pulp ("NBSK") in Europe were approximately E464 ($580) per tonne in the first quarter of 2004, approximately E441 ($480) per tonne in the first quarter of last year and approximately E444 ($560) per tonne in the fourth quarter of 2003. The increase in NBSK prices was largely offset by the general weakness of the U.S. dollar versus the Euro in the current period. Increased production volumes due to enhanced operational efficiency lead to higher pulp revenues. In the 2004 first quarter, pulp sales by volume were 81,493 tonnes, compared to 78,479 tonnes in the first quarter of 2003 and 81,729 tonnes in the fourth quarter of last year.

     Pulp sales realizations were E416 per tonne on average in the 2004 first quarter, compared to E400 per tonne in the first quarter of 2003 and E418 per tonne in the fourth quarter of 2003.

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

Mercer Reports 2004 First Quarter Results                                Page 2

     Transportation and other revenues for the pulp operations were E3.4 million in the 2004 first quarter, compared to E3.8 million in the first quarter of last year.

     Cost of sales and general, administrative and other expenses for the pulp operations increased to E38.5 million in the 2004 first quarter from E37.5 million in the first quarter of 2003, primarily as a result of the inclusion of certain non-capitalized expenses of approximately E3.1 million related to the Stendal mill as described below. On average, per tonne fiber costs for pulp production decreased by approximately 5.4% compared to the first quarter of last year. Depreciation for the pulp operations was E5.6 million in the current quarter, versus E5.4 million in the year ago period.

     For the first quarter of 2004, our pulp operations generated an operating loss of E0.8 million, versus an operating loss of E1.4 million in the year ago period.

     Paper sales in the 2004 first quarter were E15.3 million, compared with E14.8 million in the first quarter of last year. Sales of specialty papers in the 2004 first quarter were E10.9 million versus E11.1 million in the first quarter of 2003. For the first quarter of 2004, total paper sales volumes were 17,406 tonnes, versus 15,707 tonnes in the first quarter of last year. On average, prices for specialty papers realized in the current period decreased slightly, reflecting a shift in the product mix. Average prices for our printing papers decreased by approximately 16% reflecting generally weak demand.

     Cost of sales and general, administrative and other expenses for the paper operations in the first quarter of 2004 increased to E15.8 million from E13.2 million in the comparative quarter of 2003, primarily as a result of higher paper sales volumes. Depreciation for the paper operations was E0.6 million in the 2004 first quarter, compared to E0.5 million in the 2003 first quarter.

     For the 2004 first quarter, our paper operations generated an operating loss of E0.4 million, compared to operating income of E3.8 million in the first quarter of last year.

     For the first quarter of 2004, consolidated general and administrative expenses increased to E7.2 million from E4.8 million in the year ago period, primarily as a result of the inclusion of certain non-capitalized expenses of approximately E3.1 million related to the Stendal mill. Such costs are comprised principally of personnel and other supervisory expenses in respect of staffing and preparing for the start-up and operation of the Stendal mill. As such costs are not directly related to the construction of the Stendal mill, they are not capitalized. We expect the amount of costs relating to the Stendal project that are expensed to markedly increase as we complete and start up the mill through the remainder of the current fiscal year.

     In the first quarter of 2004, we reported a loss from operations of E1.9 million, compared to income from operations of E1.3 million in the same period last year. Interest expense

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

Mercer Reports 2004 First Quarter Results                                Page 3

(excluding capitalized interest of E7.1 million relating to the Stendal pulp mill) in the first quarter of 2004 increased to E3.0 million from E2.5 million a year ago, due to higher borrowings resulting primarily from our convertible note issue  in  October  2003.

     In the 2004 first quarter, the marked to market valuation of variable-to-fixed rate interest swaps entered into by our 63% owned subsidiary, Zellstoff Stendal GmbH ("Stendal"), to manage the interest risk exposure with respect to approximately E612.6 million under its project loan facility (the "Stendal Loan Facility") for the construction of a 552,000 tonne NBSK pulp mill (the "Stendal project") resulted in a net non-cash holding loss of approximately E17.4 million before minority interests, primarily as a result of a decrease in long-term interest rates. In the comparable period of 2003, we recorded a net non-cash holding loss of E10.4 million before minority interests on such interest rate swaps. Under these swaps, Stendal pays a fixed rate and receives a floating rate with respect to interest payments calculated on a notional amount. In March 2004, Stendal converted approximately E306.3 million of its indebtedness under the Stendal Loan Facility into U.S. dollars through a currency swap and entered into a currency forward in the notional amount of E20.6 million. In the 2004 first quarter, we recorded a net non-cash holding loss of approximately E0.2 million before minority interests on the valuation of such currency swaps and currency forward as a result of the strengthening of the U.S. dollar versus the Euro at the end of the current quarter.

     In March 2004, we entered into currency swaps to manage the exposure with respect to an aggregate amount of approximately E184.5 million of the principal long-term indebtedness of the Rosenthal mill and a currency forward contract in the notional amount of E40.7 million. The currency swaps converted all of Rosenthal's bank indebtedness to U.S. dollars from Euros. We had previously entered into forward interest rate and interest cap contracts in connection with a portion of the indebtedness relating to the Rosenthal mill. For the first quarter of 2004, we recognized a net non-cash holding loss of E4.9 million before minority interests on the marked to market valuation of such derivatives, versus a net gain of E1.8 million before minority interests on Rosenthal's outstanding derivatives in the year ago period.

     Minority interest for the 2004 first quarter amounted to E7.4 million, representing the two minority shareholders' proportionate loss in the Stendal project. In the first quarter of 2003, minority interest was E3.8 million.

     Our results for the prior period of 2003 included an adjustment of E5.5 million for the non-cash impact of other-than-temporary impairment losses of our available-for-sale securities. There was no similar adjustment in the current period of 2004.

     We reported a net loss for the first quarter of 2004 of E19.0 million, or E1.11 per diluted share, versus a net loss of E10.9 million, or E0.65 per diluted share, a year ago.

     As the Stendal project is currently under construction and because of its overall size relative to our other facilities, management uses consolidated operating results excluding items

                                     -more-

Mercer Reports 2004 First Quarter Results                                Page 4

relating to the Stendal project to measure the performance and results of our operating units. Management believes this measure provides meaningful information on the performance of its operating facilities for a reporting period. Upon commencement of commercial production, the Stendal project will be evaluated with our other operating units. Excluding items related to the Stendal project, we would have reported a net loss for the 2004 first quarter of E5.8 million, or E0.34 per diluted share, which was determined by adding the non-cash holding loss on the interest rate swaps of E17.4 million, non-cash holding loss on the currency swap and currency forward of E0.2 million and general and administrative expenses of E3.1 million related to the Stendal mill to, and subtracting other income of E0.1 million related to the Stendal mill and minority interest of E7.4 million from, the reported net loss of E19.0 million. This compares with a net loss of E4.5 million, or E0.26 per diluted share, in the first quarter of 2003, when items related to the Stendal project are excluded, which was determined by adding back the non-cash holding loss on the interest rate swaps of E10.4 million and general and administrative expenses of E0.1 million relating to the Stendal mill to, and subtracting other income of E0.1 million related to the Stendal mill and minority interest of E3.8 million from, the reported net loss of E10.9 million.

     Operating earnings before depreciation and amortization ("Operating EBITDA") for the first quarter of 2004 were E4.5 million, compared to E7.2 million in the same period a year ago and E3.9 million in the 2003 fourth quarter. The decrease from the prior period results is primarily due to the inclusion of certain non-capitalized expenses related to the Stendal mill in the current period. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense is not an actual cash cost, and varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA as calculated by other companies.

     Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income
(loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

     At March 31, 2004, our cash and cash equivalents were E48.1 million, compared to E52.0 million at December 31, 2003. We also had E28.1 million of cash restricted to pay construction in progress costs payable and E19.1 million of cash restricted in a debt service account, both related to the Stendal project. In addition, we had E26.9 million of cash restricted in a debt service account relating to the Rosenthal mill. At March 31, 2004, we recorded a working capital


                                     -more-

Mercer Reports 2004 First Quarter Results                                Page 5

deficit of E21.2 million, primarily because we pre-finance certain governmental grants which we expect to receive under a dedicated tranche of our Stendal Loan Facility but, under our accounting policies, do not record these grants until they are received, as well as Stendal construction in progress costs payable for which we had not drawn down under the said loan facility. At March 31, 2004, we qualified for investment grants totaling approximately E100.7 million from the federal and state governments of Germany, of which we expect to receive E85.0 million this year. These grants, when received, will be applied to repay the amounts drawn under the dedicated tranche of the Stendal facility. The grants are not reported in our income and reduce the cost basis of the assets purchased when they are received. At March 31, 2004, we had Stendal construction in progress costs payable of E13.4 million, which will be paid pursuant to the Stendal Loan Facility. We expect to continue to generate sufficient cash flow from operations to pay our interest and debt service expenses and meet the working and maintenance capital requirements for our current operations. We expect to meet the capital requirements for the Stendal mill, including working capital and potential losses during start up, through shareholder advances already made to Stendal, the Stendal Loan Facility, which includes a revolving line of credit for the mill, the receipt of government grants and, when operational, cash flow from operations.

STENDAL  PROJECT  STATUS
     As of March 31, 2004, progress on the Stendal project was substantially on schedule and on budget. The Stendal project has advanced to an average stage of 97% completion. Engineering is approximately 99% completed. Procurement and equipment delivery is approximately 99% completed, and civil works and mechanical assembly are approximately 97% and 93% completed, respectively.

PRESIDENT'S  COMMENTS
     Mr. Jimmy S.H. Lee, President and Chairman, stated, "Our 2004 first quarter results reflect improving pulp demand and prices and the overall weakness of the U.S. dollar versus the Euro. In the quarter, pulp prices and demand steadily improved with list prices for NBSK pulp in Europe reaching approximately $600 per tonne by the end of the quarter. Such price improvements were, in part, offset by the overall weakness of the U.S. dollar versus the Euro during the quarter. Markets for our paper products remained generally weak."

     He noted, "Our first quarter results included approximately E3.1 million of general and administrative costs relating to the Stendal mill that are not capitalized".

     Mr. Lee continued: "As the selling price for our principal product, NBSK pulp, is quoted in U.S. dollars whereas our costs are principally incurred in Euros, we are exposed to changes in the Euro/U.S. dollar exchange rate. In order to mitigate, in part, such exposure and because of the general weakness of the U.S. dollar and uncertainty with respect to exchange rates, in March we effectively converted all of Rosenthal's outstanding long-term bank indebtedness from Euros to U.S. dollars through currency swaps. Further, as we are expecting the Stendal project to be completed in the third quarter of this year, we converted approximately one-half of its indebtedness under the Stendal Loan Facility from Euros to U.S. dollars through a currency swap." He continued: "We believe these and certain currency forwards we have entered into

                                     -more-

Mercer Reports 2004 First Quarter Results                                Page 6

will help mitigate the risks from a further weakening of the U.S. dollar. In the event that the U.S. dollar were to strengthen, we believe that in the ordinary course the company would benefit from higher pulp sales realizations as NBSK pulp is priced in U.S. dollars."

     Mr. Lee added: "We are very excited with respect to the near completion of the Stendal pulp mill. The project is substantially on time and on budget and we are expecting it to be completed in the third quarter. At that time, we will commence the start-up, bringing the 552,000-tonne capacity mill into production."

     Mr. Lee concluded: "The pending completion of the Stendal pulp mill project and the current strength shown in pulp markets leaves us well positioned for growth in the remainder of 2004 and into next year. We are also seeing some improvements in our paper markets."

     In conjunction with this release, Mercer International will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, May 7, 2004 at 10:00 AM (EDT). Listeners can access the conference call live and archived over the Internet through a link at the company's web site at www.mercerinternational.com, or at http://www.firstcallevents.com/service/ajwz405247545gf12.html. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until May 14, 2004 at 11:59 P.M. (EDT). The replay number is (800) 642-1687, and the passcode is 6989417.

     Mercer International Inc. is a European pulp and paper manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerinternational.com.
                       ----------------------------------

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the company's SEC reports.

                            -FINANCIAL TABLES FOLLOW-

                                     -more-

                            MERCER INTERNATIONAL INC.
                           CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2004 AND DECEMBER 31, 2003
                                   (Unaudited)
                              (Euros in thousands)


                                                 MARCH 31,  DECEMBER 31,
                                                   2004         2003
                                                 ---------  ------------
ASSETS
Current Assets
  Cash and cash equivalents                      E  48,136     E  51,993
  Cash restricted                                   28,083        15,187
  Receivables                                       27,551        32,285
  Unrealized foreign exchange derivative gains         843           743
  Inventories                                       26,922        23,909
  Prepaid expenses                                   5,783         4,284
                                                 ---------     ---------
    Total current assets                           137,318       128,401
Long-Term Assets
  Cash restricted                                   45,948        44,180
  Property, plant and equipment                    789,316       745,178
  Investments                                        1,533         1,644
  Equity method investments                          3,010         2,309
  Deferred note issuance costs                       4,193         4,213
  Deferred income tax                               10,000         9,980
                                                 ---------     ---------

    Total assets                                 E 991,318     E 935,905
                                                 =========     =========
LIABILITIES
Current Liabilities
  Accounts payable and accrued expenses          E  43,541     E  37,414
  Construction in progress costs payable            13,384        42,756
  Note payable                                       1,267         1,377
  Debt, construction in progress                    85,000        80,000
  Debt, current portion                             15,339        15,801
                                                 ---------     ---------
    Total current liabilities                      158,531       177,348
Long-Term Liabilities
  Debt, construction in progress                   401,828       324,238
  Debt, less current portion                       249,716       255,901
  Unrealized interest rate derivative losses        60,544        43,151
  Unrealized foreign exchange derivative losses      4,640             -
  Capital leases and other                           2,318         2,412
                                                 ---------     ---------

    Total liabilities                              877,577       803,050
Minority Interest                                        -             -
SHAREHOLDERS' EQUITY
Shares of beneficial interest                       79,349        78,139
Additional paid-in capital, stock options               14           223
Retained earnings                                   30,230        49,196
Accumulated other comprehensive income               4,148         5,297
                                                 ---------     ---------
    Total shareholders' equity                     113,741       132,855
                                                 ---------     ---------
    Total liabilities and shareholders' equity   E 991,318     E 935,905
                                                 =========     =========


  Certain reclassifications were made to the prior period results to conform to the current period presentation.

                                      (1)

                                     -more-

                            MERCER INTERNATIONAL INC.

           CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
               FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                                   (Unaudited)
                   (Euros in thousands, except per share data)


                                                        2004       2003
                                                      --------   --------
Revenues
 Pulp and paper                                       E  49,233  E  46,233
 Transportation                                             735      1,042
 Other                                                    2,954      3,126
                                                      ---------  ---------
                                                         52,922     50,401
                                                      ---------  ---------
Cost of sales
 Pulp and paper                                          46,677     45,000
 Transportation                                             726      1,066
                                                       --------  ---------
                                                         47,403     46,066
                                                       --------  ---------
Gross profit                                              5,519      4,335
General and administrative expenses                      (7,162)    (4,807)
Flooding losses and expenses, less grant income            (253)     1,729
                                                       --------  ---------
(Loss) income from operations                            (1,896)     1,257
                                                       --------  ---------

Other income (expense)
 Interest expense                                        (2,988)    (2,463)
 Investment income                                          934        537
 Derivative financial instruments
   Unrealized loss, construction in progress financing  (17,555)   (10,362)
   Unrealized and realized net (losses) gains, other     (4,890)     1,796
 Impairment of available-for-sale securities                  -     (5,511)
                                                       --------  ---------
Total other expense                                     (24,499)   (16,003)
                                                       --------  ---------

Loss before income taxes and minority interest          (26,395)   (14,746)
Income tax benefit (expense)                                 20        (12)
                                                       --------  ---------
Loss before minority interest                           (26,375)   (14,758)
Minority interest                                         7,409      3,836
                                                       --------  ---------
Net loss                                                (18,966)   (10,922)

Retained earnings, beginning of period                   49,196     52,789
                                                       --------  ---------
Retained earnings, end of period                       E 30,230  E  41,867
                                                       ========  =========

Loss per share
 Basic                                                 E  (1.11) E   (0.65)
                                                       ========  =========
 Diluted                                               E  (1.11) E   (0.65)
                                                       ========  =========


  Certain reclassifications were made to the prior period results to conform to the current period presentation.

                                      (2)

                                     -more-

                            MERCER INTERNATIONAL INC.

                          BUSINESS SEGMENT INFORMATION
               FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                                   (Unaudited)
                              (Euros in thousands)



                                                            ACTIVE    STENDAL PULP  CORPORATE,
                                      ROSENTHAL           PRODUCTION  CONSTRUCTION  OTHER AND     CONSOLIDATED
                                        PULP      PAPER    SEGMENTS   IN PROGRESS   ELIMINATIONS      TOTAL
                                      ---------  -------  ----------  ------------  ------------  ------------
THREE MONTHS ENDED MARCH 31, 2004
Sales to external customers           E  33,940  E 15,293  E  49,233  E          -  E          -  E    49,233
Transportation and other                  2,997       301      3,298           391             -        3,689
Intersegment net sales                      429         -        429             -          (429)           -
                                      ---------  --------  ---------  ------------  ------------  -----------
                                         37,366    15,594     52,960           391          (429)      52,922
Operating costs                          27,722    13,978     41,700             -          (590)      41,110
Depreciation and amortization             5,582       552      6,134             -           159        6,293
General and administrative                2,109     1,239      3,348         3,132           682        7,162

Flooding grants, less losses and
  expenses                                    -       253        253             -             -          253
                                      ---------  --------  ---------  ------------  ------------  -----------
                                         35,413    16,022     51,435         3,132           251       54,818
                                      ---------  --------  ---------  ------------  ------------  -----------
(Loss) income from operations             1,953      (428)     1,525        (2,741)         (680)      (1,896)
Interest expense                         (2,449)     (145)    (2,594)          (57)         (337)      (2,988)
Unrealized net gain (loss) on
  derivative financial instruments       (4,890)        -     (4,890)      (17,555)            -      (22,445)
Investment income                           985         5        990          (221)          165          934
                                      ---------  --------  ---------  ------------  ------------  -----------
(Loss) income before income taxes
  and minority interest               E  (4,401) E   (568) E  (4,969) E    (20,574) E       (852) E   (26,395)
                                      ========== ========= =========  ============  ============  ===========

THREE MONTHS ENDED MARCH 31, 2003

Sales to external customers           E  31,385  E 14,848  E  46,233  E          -  E          -  E    46,233
Transportation and other                  3,810       410      4,220             -           (52)       4,168
Intersegment net sales                      870         -        870             -          (870)           -
                                      ---------  --------  ---------  ------------  ------------  -----------
                                         36,065    15,258     51,323             -          (922)      50,401
Operating costs                          29,969    11,058     41,027             -          (870)      40,157
Depreciation and amortization             5,384       525      5,909             -             -        5,909
General and administrative                2,072     1,609      3,681            78         1,048        4,807
Flooding grants, less losses and
  expenses                                    -    (1,729)   (1,729)             -             -       (1,729)
                                      ---------  --------  ---------  ------------  ------------  -----------
                                         37,425    11,463     48,888            78           178       49,144
                                      ---------  --------  ---------  ------------  ------------  -----------
(Loss) income from operations            (1,360)    3,795      2,435           (78)       (1,100)       1,257
Interest expense                         (3,034)      (92)    (3,126)            -           663       (2,463)
Net gain (loss) on derivative
  financial instruments                   1,796         -      1,796       (10,362)            -       (8,566)
Impairment of investments                     -         -          -             -        (5,511)      (5,511)
Investment income                           391        11        402           146           (11)         537
                                      ---------  --------  ---------  ------------  ------------  -----------
(Loss) income before income taxes
  and minority interest               E  (2,206) E  3,713  E   1,507  E    (10,295) E     (5,959) E   (14,746)
                                      =========  ========  =========  ============  ============  ===========


  Certain reclassifications were made to the prior period results to conform to the current period presentation.

                                      (3)

                                     -more-

                            MERCER INTERNATIONAL INC.

                       RECONCILIATION OF PRO FORMA RESULTS
                 FOR THE QUARTERS ENDED MARCH 31, 2004 AND 2003
                   (Euros in thousands, except per share data)


                                         For the Quarter Ended   FOR THE QUARTER ENDED
                                             March 31, 2004          MARCH 31, 2003
                                         ----------------------  ----------------------
                                                          (UNAUDITED)

Net loss reported under GAAP                 E      (18,966)         E      (10,922)
Adjustments for:
 Loss on interest rate swap contracts,
   Stendal project                                   17,393                  10,362
 Loss on currency derivatives,
   Stendal project                                      162                       -
 General and administrative expenses                  3,132                      78
 Other income                                          (113)                   (146)
 Minority interest                                   (7,409)                 (3,836)
                                             --------------          --------------
Pro forma net income (loss)                  E       (5,801)         E       (4,464)
                                             ==============          ==============

Pro forma income (loss) per share
 Basic                                       E        (0.34)         E        (0.26)
                                             ==============          ==============
 Diluted                                     E        (0.34)         E        (0.26)
                                             ==============          ==============


                                       (4)

                                     -more-

                            MERCER INTERNATIONAL INC.

                         COMPUTATION OF OPERATING EBITDA
                 FOR THE QUARTERS ENDED MARCH 31, 2004 AND 2003
                              (Euros in thousands)


                                          FOR THE QUARTERS ENDED MARCH 31,
                                     -------------------------------------------
                                           2004                      2003
                                     ----------------          -----------------
                                                      (UNAUDITED)

Net loss                                E   (18,966)              E   (10,922)
Minority interest                            (7,409)                   (3,836)
Income taxes                                    (20)                       12
Interest expense                              2,988                     2,463
Investment income                              (934)                     (537)
Derivative financial instruments             22,445                     8,566
Impairment of investments                         -                     5,511
                                        -----------               -----------

(Loss) income  from operations               (1,896)                    1,257
Add: Depreciation and amortization            6,429                     5,921
                                        -----------               -----------

Operating EBITDA(1)                     E     4,533               E     7,178
                                        ===========               ===========


-----------------------
(1) Operating EBITDA does not reflect the impact of a number of items that affect the company's net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income
     (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the company's results as reported under GAAP.

                                       (5)

                                     -more-

                            MERCER INTERNATIONAL INC.

           COMPANY SALES BY PRODUCT CLASS, GEOGRAPHIC AREA AND VOLUME
                                   (Unaudited)


                             QUARTER ENDED MARCH 31,
                           --------------------------
                              2004            2003
                           ----------      ----------
                              (EUROS IN THOUSANDS)
SALES BY PRODUCT CLASS
Pulp(1)                    E   33,940      E   31,385
Specialty Papers               10,865          11,056
Printing Papers                 4,428           3,792
                           ----------      ----------

Total(1)                   E   49,233      E   46,233
                           ==========      ==========

SALES BY GEOGRAPHIC AREA
Germany                    E   22,778      E   20,171
Italy                          13,496          13,318
European Union(2)               7,840           7,498
Eastern Europe and Other        5,119           5,246
                           ----------      ----------

Total(1)                   E   49,233      E   46,233
                           ==========      ==========

                               (AMOUNT IN TONNES)
SALES BY VOLUME
Pulp(1)                        81,493          78,479
Specialty Papers               11,038          11,136
Printing Papers                 6,368           4,571
                           ----------      ----------

Total(1)                       98,899          94,186
                           ==========      ==========


-------------------

(1) Excluding intercompany sales of 1,009 tonnes and 2,129 tonnes of pulp and intercompany net sales revenues of approximately E0.4 million and E0.9 million in the three months ended March 31, 2004 and 2003, respectively.

(2)  Not  including  Germany  or  Italy.


NOTE:  One  tonne  =  1.0160  of  one  ton.

                                       (6)